SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 3, 2000


                              AMERICOM USA, INC.
            (Exact name of registrant as specified in its charter)



        Delaware                       0-023769                 52-2068322
(State or other jurisdiction of  (Commission file number)    (I.R.S. employer
incorporation or organization)                               identification no.)


   5900 Hollis Street, Suite R-1
          Emeryville, CA                                            94608
(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:  (805) 542-6700

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Item 5.     Other Events.

            On August 3, 2000, AmeriCom USA, Inc. (the "Company") executed and delivered a promissory note in favor of Sterling National Bank (the "Bank") evidencing a loan in the aggregate principal amount of $1,000,000 (the "Note"). The Note will mature on November 1, 2000 and will bear interest, payable monthly, at a rate of 1% above the Bank's base loan rate on the principal amount of the Note. As collateral for the Note, the Company entered into a General Loan and Security Agreement, dated August 3, 2000 (the "Bank Security Agreement"), between the Company and the Bank, pursuant to which the Company granted to the Bank a first priority security interest in and lien on substantially all of the assets of the Company. As further security for the Note, and at the request of the Company and the Bank, Giacomo Torrente, a director of the Company, entered into a guaranty in favor of the Bank, pursuant to which Mr. Torrente (i) guaranteed the obligations of the Company under the Note and the Bank Security Agreement and (ii) deposited with the Bank the sum of $1,000,000 (the "Deposit"). In consideration for Mr. Torrente making the Deposit and entering into the guaranty, the Company and KIOSK Software, Inc., a subsidiary of the Company ("KIOSK"), entered into a security agreement in favor of Mr. Torrente, as secured party, dated as of August 3, 2000, pursuant to which the Company and KIOSK granted to Mr. Torrente a second priority security interest in and lien on substantially all of the assets of the Company and KIOSK.

            Copies of the definitive agreements are being filed with the Securities and Exchange Commission as exhibits to this Current Report on Form 8-K.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

(c)   Exhibits

10.1 General Loan and Security Agreement, dated as of August 3, 2000, by and between Sterling National Bank and AmeriCom USA, Inc.

10.2 Secured Note issued by AmeriCom USA, Inc. to the order of Sterling National Bank, in the principal amount of $1,000,000, dated August 3, 2000.

10.3 Security Agreement, dated as of August 3, 2000, by and among AmeriCom USA, Inc., KIOSK Software, Inc. and Avv. Giacomo Torrente.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              AMERICOM USA, INC.


                              By:   /s/ Thomas J. Hopfensperger
                                    Name:  Thomas J. Hopfensperger
                                    Title:  Chief Executive Officer


Date:  August 31, 2000


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